Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 11, 2023 (the “Effective Date”), by and among Ambrx Biopharma Inc., a Cayman Islands exempted company (“Ambrx”), New Ambrx Biopharma Inc., a Delaware corporation (“Parent”), and Ambrx Merger Sub Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Parent (“Merger Sub”, together with Ambrx and Parent, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Parties desire to effect a merger of Merger Sub with and into Ambrx, with Ambrx continuing as the surviving company as a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Cayman Islands Companies Act (as revised) (the “Companies Act”);

WHEREAS, the board of directors of Ambrx has determined that it is advisable and in the commercial interests of Ambrx to effect the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Part XVI of the Companies Act;

WHEREAS, the board of directors of Merger Sub has determined that it is advisable and in the commercial interests of Merger Sub to effect the Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Part XVI of the Companies Act; and

WHEREAS, Parent, including as the sole shareholder of Merger Sub, has approved the form, terms and provisions of, and the transactions contemplated by, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

MERGER

1.1    Closing. Unless the transactions contemplated herein shall have been abandoned and this Agreement is terminated pursuant to Section 5.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall be effected by the exchange of documents by electronic transmission on the date the conditions set forth in Section 1.4 have been satisfied, unless another date, time or place is agreed to in writing by the Parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

1.2    Effective Time. On the Closing Date, a plan of merger, substantially in the form attached hereto as Exhibit A (the “Plan of Merger”), shall be filed with the Cayman Islands Registrar of Companies, and the Merger shall become effective at the time provided therein in accordance with applicable law (the “Effective Time”).

1.3    The Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, at the Effective Time, the separate company existence of Merger Sub shall cease and Ambrx shall be the surviving company (the “Surviving Company”) and the Surviving Company’s name shall be “Ambrx Biopharma Cayman, Inc.” Further, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

1.4    Conditions to Closing. The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or waiver of the following conditions:

(a)    no order by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Merger;

(b)    no suit, action or proceeding shall have been brought by any governmental entity, and remain pending, that seeks an order that would prohibit, enjoin or make illegal the consummation of the Merger;

(c)    the shareholders of Ambrx shall have approved the Merger in accordance with the governance documents of Ambrx and the Companies Act (the “Ambrx Shareholder Approval”); and

(d)    the registration statement on Form S-4 with respect to the share of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) to be issued pursuant to the Merger (the “Registration Statement”) shall be effective, and there shall be no stop order suspending such effectiveness.

1.5    Conversion of Ordinary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, each ordinary share, par value $0.0001 per share, of Ambrx (each, an “Ordinary Share”), that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares (as defined below)) shall be (a) automatically canceled and shall cease to exist and (b) converted into the right to receive one-seventh (1/7th) of one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) (the “Conversion”). No fractional shares of Parent Common Stock shall be issued in connection with the Conversion, and any such fractional share interests to which a holder of Ordinary Shares would otherwise be entitled shall not entitle such holder to vote or to any other rights as a stockholder of Parent. In lieu of any such fractional shares, each holder of Ordinary Shares who, but for the provisions of this section, would be entitled to receive a fractional share interest of Parent Common Stock pursuant to the Conversion, shall be paid cash, without any interest thereon, pursuant to Section 1.9(c). From and after the Effective

Time, the Ordinary Shares shall be cancelled and cease to exist, and the holders thereof shall have no further rights in respect thereof other than, and any share certificates formerly representing such Ordinary Shares will represent only, the right to receive shares of Parent Common Stock.

1.6    Conversion of Ambrx Equity Awards.

(a)    At the Effective Time, each option to purchase Ordinary Shares granted under that certain Amended and Restated 2016 Share Incentive Plan of Ambrx (the “2016 Ambrx Incentive Plan”) that is outstanding immediately prior to the Effective Time (each, a “2016 Ambrx Option”), each option to purchase Ordinary Shares granted under that certain 2021 Equity Incentive Plan of Ambrx, as adopted by the Board of Directors of Ambrx on June 3, 2021, and approved by the shareholders of Ambrx on June 9, 2021 (the “2021 Ambrx Incentive Plan”) that is outstanding immediately prior to the Effective Time (each, a “2021 Ambrx Option”), and each option to purchase Ordinary Shares granted as an employment inducement award outside of a plan (each, an “Inducement Option” and together with the 2016 Ambrx Options and 2021 Ambrx Options, the “Ambrx Options”), shall be converted into an option to acquire a number of shares of Parent Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 1.6(a) and those certain (x) Second Amended and Restated 2016 Equity Incentive Plan of Parent (the “Second A&R 2016 Parent Incentive Plan”) which will, as of the Effective Time, amend, restate and be a continuation of the 2016 Ambrx Incentive Plan, (y) Amended and Restated 2021 Equity Incentive Plan of Parent (the “A&R 2021 Parent Incentive Plan”) which will, as of the Effective Time amend, restate and be a continuation of the 2021 Ambrx Incentive Plan and (z) the award agreements applicable to the Inducement Options (the “Inducement Award Agreements” and together with the Second A&R 2016 Parent Incentive Plan and A&R 2021 Parent Incentive Plan, the “Parent Incentive Plans”) which will, as of the Effective Time, be assumed and continued by Parent, as applicable (each such resulting option, a “Converted Option”). Each Converted Option shall be subject to the same terms and conditions as were applicable to such corresponding Ambrx Option immediately prior to the Effective Time, except (i) that the grantor of such Converted Options shall be Parent, (ii) as otherwise provided in this Section 1.6(a), (iii) to the extent such terms or conditions are rendered inoperative by the transactions contemplated hereby and/or (iv) such other immaterial administrative or ministerial changes as Parent may determine are appropriate to effectuate the administration of the Converted Options under the Parent Incentive Plans. Accordingly, effective as of the Effective Time: (a) each such Converted Option shall be exercisable solely for shares of Parent Common Stock; (b) the number of shares of Parent Common Stock subject to each Converted Option shall be determined by dividing (x) the number of Ordinary Shares subject to the corresponding Ambrx Option as of immediately prior to the Effective Time by (y) seven (7), and rounding the resulting number down to the nearest whole number of share of Parent Common Stock (such shares of Parent Common Stock issuable upon exercise of a Converted Option, the “Converted Option Shares”); and (c) the per share exercise price for the Converted Option Shares issuable upon exercise of such Converted Option shall be determined by multiplying (x) the per share exercise price for the Ordinary Shares subject to the Ambrx Option, as in effect immediately prior to the Effective Time, by (y) seven (7), and rounding the resulting exercise price up to the nearest whole cent. Following the Effective Time, all Converted Options resulting from the conversion of 2016 Ambrx Options shall be governed in all respects by the terms and conditions of the Second A&R 2016 Parent Incentive Plan and all Converted Options resulting from the conversion of 2021 Ambrx Options shall be governed in all respects by the terms and conditions of the A&R 2021 Parent Incentive Plan. Following the

Effective Time, each Converted Option resulting from the conversion of Inducement Options shall be governed in all respects by the terms and conditions of the applicable Inducement Award Agreement.

(b)    At the Effective Time, each award of restricted share units representing the right to receive an issuance of Ordinary Shares granted under the 2021 Ambrx Incentive Plan that is outstanding immediately prior to the Effective Time (each, an “Ambrx RSU Award”), shall be converted into an award of restricted stock units representing the right to receive an issuance of shares of Parent Common Stock, in each case, as determined under this Section 1.6(b) and the A&R 2021 Parent Incentive Plan (each such resulting award of restricted stock units, a “Converted RSU Award”). Each Converted RSU Award shall be subject to the same terms and conditions as were applicable to such corresponding Ambrx RSU Award immediately prior to the Effective Time, except (i) that the grantor of such Converted RSU Award shall be Parent, (ii) as otherwise provided in this Section 1.6(b), (iii) to the extent such terms or conditions are rendered inoperative by the transactions contemplated hereby and/or (iv) such other immaterial administrative or ministerial changes as Parent may determine are appropriate to effectuate the administration of the Converted RSU Award under the Parent Incentive Plans. Accordingly, effective as of the Effective Time: (a) each such Converted RSU Award shall represent the right to receive solely an issuance of shares of Parent Common Stock; and (b) each such Converted RSU Award shall represent the right to receive an issuance of such number of shares of Parent Common Stock determined by dividing (x) the number of Ordinary Shares subject to the corresponding Ambrx RSU Award as of immediately prior to the Effective Time by (y) seven (7), and rounding the resulting number down to the nearest whole number of share of Parent Common Stock. Following the Effective Time, all Converted RSU Awards shall be governed in all respects by the terms and conditions of the A&R 2021 Parent Incentive Plan.

1.7    Treatment of Pre-Closing Parent Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of the issued and outstanding shares of Parent Common Stock as of immediately prior to the Effective, all shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, immediately prior to the Conversion and the transactions set forth in Section 1.6), shall be cancelled and no consideration shall be issued in respect thereof.

1.8    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Companies Act, Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of Ambrx who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the Companies Act (collectively, “Dissenting Shares”, and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”), shall be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive any shares of Parent Common Stock upon the Conversion and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them as determined in accordance with the provisions of Section 238 of the Companies Act.

1.9    Exchange Agent and Exchange Procedures.

(a)    Prior to or at the Effective Time, Parent shall deposit or cause to be deposited with Equiniti Trust Company (as exchange agent, the “Exchange Agent”), in trust for the benefit of the holders of Ordinary Shares, issuable upon due surrender by each holder of a certificate representing any such Ordinary Shares (a “Certificate”) (or effective affidavits of loss or stock cancellation and destruction certificate, in the form provided by Ambrx, in lieu thereof) or upon cancellation of any non-certificated Ordinary Shares represented in book-entry form immediately prior to the Effective Time (“Book-Entry Shares”) pursuant to the provisions of this Section 1.9 (the “Exchange Fund”).

(b)    Each holder of Ordinary Shares, upon surrender of a Certificate (or effective affidavit of loss or stock cancellation and destruction certificate, in the form provided by Ambrx, in lieu thereof with respect to certificated Ordinary Shares) or upon cancellation of Book-Entry Shares and delivery of such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Shares), will be entitled to receive in exchange therefor the number of Parent Common Stock representing, in the aggregate, the whole number of Parent Common Stock, from the Exchange Fund, that such holder has the right to receive pursuant to the Conversion. Any and all Parent Common Stock delivered in accordance with this Section 1.9(b) shall be uncertificated and shall be registered in book-entry form. The amounts as reflected in the immediately preceding sentence shall be delivered as promptly as practicable after receipt by the Exchange Agent of the Certificate (or effective affidavit of loss or stock cancellation and destruction certificate, in the form provided by Ambrx, in lieu thereof with respect to certificated Ordinary Shares) or any applicable documentation with respect to the surrender of Book-Entry Shares, in accordance with the foregoing. Until so surrendered, each such Certificate and Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Parent Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of the Persons entitled thereto.

(c)    Parent will direct the Exchange Agent to determine the number of whole shares and fractional shares of Parent Common Stock allocable to each holder of Ordinary Shares entitled to Parent Common Stock pursuant to the Conversion, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each holder of Ordinary Shares who otherwise would be entitled to receive fractional share interests and to distribute to each such holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for U.S. federal income tax withholding purposes and after deducting any applicable transfer taxes. The costs and expenses of such sale and distribution, including brokers fees and commissions will be paid by Parent. The sales of fractional shares shall occur as soon after the Effective Time as practicable and as determined by the Exchange Agent. None of the Parties nor the Exchange Agent shall guarantee any minimum sale price for the fractional shares of Parent Common Stock. None of the Parties shall pay any interest on the proceeds from the sale of fractional shares. The Exchange Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.

1.10    Governance Documents Following Effective Time.

(a)    At the Effective Time, the Amended and Restated Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Second Amended and Restated Memorandum and Articles of Association in the form attached hereto as Exhibit B.

(b)    From and after the Effective Time, (i) the Certificate of Incorporation of Parent shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit C and (ii) the Bylaws of Parent shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Bylaws of Parent in the form attached hereto as Exhibit D.

1.11    Board of Directors of the Surviving Company. From and after the Effective Time, the sole member of the Board of Directors of the Surviving Company shall be Daniel J. O’Connor.

1.12    Officers of the Surviving Company. From and after the Effective Time, any officers of Ambrx serving as officers of Ambrx immediately prior to the Effective Time shall be the officers of the Surviving Company.

ARTICLE II

CANCELLATION OF MERGER SUB SHARES

2.1    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of the outstanding ordinary shares, par value $1.00 per share, of Merger Sub (the “Merger Sub Shares”), all Merger Sub Shares issued and outstanding immediately prior to the Effective Time shall be converted into one ordinary share in the Surviving Company.

ARTICLE III

TAX MATTERS

3.1    Tax Treatment. The Parties intend that, for United States federal income tax purposes, (i) the transactions occurring pursuant to this Agreement will qualify as both a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and as an exchange described in Section 351(a) of the Code and (ii) with respect to the Merger, this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Ambrx, Parent and Merger Sub will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code. No Party will take any action that is inconsistent with such treatment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1    Representations and Warranties of Parent. Parent hereby represents and warrants to Ambrx and Merger Sub as of the date hereof as follows:

(a)    Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby by Parent have been duly and validly authorized by the board of directors of Parent and the stockholder of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

(b)    This Agreement has been, duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to, as to enforceability, the discretion of the court from which such relief may be sought and general principles of equity.

4.2    Representations and Warranties of Ambrx. Ambrx hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

(a)    Ambrx is an exempted company duly incorporated, with limited liability, validly existing and in good standing under the laws of the Cayman Islands, and Ambrx has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to obtaining the Ambrx Shareholder Approval. The execution and delivery of this Agreement by Ambrx and the consummation of the transactions contemplated hereby by Ambrx have been duly and validly authorized by the board of directors of Ambrx, and, other than the Ambrx Shareholder Approval, no other corporate proceedings on the part of Ambrx are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

(b)    This Agreement has been, duly and validly executed and delivered by Ambrx and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Ambrx, enforceable against Ambrx in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to, as to enforceability, the discretion of the court from which such relief may be sought and general principles of equity.

4.3    Representations and Warranties of Merger Sub. Merger Sub hereby represents and warrants to Ambrx and Parent as of the date hereof as follows:

(a)    Merger Sub is an exempted company duly incorporated, with limited liability, validly existing and in good standing under the laws of the Cayman Islands, and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby by Merger Sub have been duly and validly authorized by the board of directors of Merger Sub and the shareholder of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

(b)    This Agreement has been, duly and validly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to, as to enforceability, the discretion of the court from which such relief may be sought and general principles of equity.

ARTICLE V

TERMINATION; SURVIVAL

5.1    Termination. Notwithstanding any prior authorizations or approvals, at any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned for any reason whatsoever by the mutual agreement of the Parties.

5.2    Effects of Termination; Survival. In the event of the termination of this Agreement pursuant to Section 5.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto; provided that this Section 5.2 and Article VI, and any other section of this Agreement referenced in this Section 5.2 and Article VI that are required to survive to give appropriate effect to this Section 5.2 and Article VI, shall in each case survive any termination of this Agreement. The representations, warranties, covenants, obligations or other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing Date and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing Date in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part on or after the Closing Date (which shall survive the Closing Date until fully performed) and then only with respect to any breaches occurring after the Closing Date.

ARTICLE VI

MISCELLANEOUS

6.1    No Waivers. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.2    Assignment; Third-Party Beneficiaries. Neither this Agreement, nor any right, interest or obligation hereunder shall be assigned by any Party without the prior written consent of each other Party. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not intended to confer any rights or benefits upon any person other than the Parties.

6.3    Amendment and Modification. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.

6.4    Governing Law. This Agreement shall in all respects be interpreted by, and construed, interpreted and enforced in accordance with and pursuant to the laws of the Cayman Islands and, with respect to the Conversion, the laws of the State of Delaware.

6.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6    Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

6.7    Entire Agreement. This Agreement and the documents referred to herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof, and are intended as a complete and exclusive statement of the terms and conditions of that agreement, and there are no other agreements or understandings, written or oral, among the parties, relating to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first stated above.

AMBRX:

AMBRX BIOPHARMA INC.

By:	/s/ Jared Kelly
Name:	Jared Kelly
Title:	Senior Vice President, General Counsel and Secretary

PARENT:

NEW AMBRX BIOPHARMA INC.

By:	/s/ Jared Kelly
Name:	Jared Kelly
Title:	Senior Vice President, General Counsel and Secretary

MERGER SUB:

AMBRX MERGER SUB INC.

By:	/s/ Jared Kelly
Name:	Jared Kelly
Title:	Executive Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Plan of Merger

(See attached)

EXHIBIT B

Second Amended and Restated Memorandum and Articles of Association

(See attached)

EXHIBIT C

Amended and Restated Certificate of Incorporation of Parent

(See attached)

EXHIBIT D

Amended and Restated Bylaws of Parent

(See attached)